EXHIBIT 10.22

PANHANDLE ENERGY TOWER
5444 WESTHEIMER
HOUSTON, TEXAS

OFFICE LEASE AGREEMENT

BETWEEN

FRANKLIN POST OAK, LTD.
(“Lessor”)

AND

DEXTERITY SURGICAL, INC.
(“Lessee”)

October 13, 2003

i

SCHEDULES

Schedule 1 - Term-Substantial Completion
Schedule 2 - Construction of Leasehold Improvements
Schedule 3 - Monetary Matters

EXHIBITS

Exhibit A - Floor Plan to Premises
Exhibit A-1 - Property Description
Exhibit B - Rules and Regulations
Exhibit C - Janitorial Specifications

LEASE AGREEMENT

THE STATE OF TEXAS	d
d
COUNTY OF HARRIS	d

     THIS LEASE AGREEMENT made and entered into on this the 13th day of October, 2003 between FRANKLIN POST OAK, LTD. (hereinafter called “Lessor”) whose address for purposes hereof is 5444 Westheimer, Suite 1500, Houston, Texas 77056, and DEXTERITY SURGICAL, INC., (hereinafter called “Lessee”) whose address for purposes hereof is 12961 Park Central, Suite 1300, San Antonio, Texas 78216 prior to the commencement of the lease term and thereafter shall be the Premises (defined below);

WITNESSETH:

     1. Leased Premises. Subject to and upon the terms and conditions hereinafter set forth, and each in consideration of the covenants and obligations of the other hereunder, Lessor does hereby lease, demise and let to Lessee and Lessee does hereby lease and take from Lessor those certain premises (hereinafter sometimes called the “Premises”) in the building located at 5444 Westheimer (hereinafter sometimes called the “Building”) in the City of Houston, Harris County, Texas, such Premises being more particularly described as follows:

A total of approximately Two Thousand Three Hundred Thirty (2,330) net rentable square feet located on the nineteenth (19th) floor of the Building, Suite 1970,

as reflected on the floor plan of such Premises attached hereto and made a part hereof as Exhibit A.

     2. Net Rentable Area. The term “net rentable area”, as used herein, shall refer to (i) in the case of a single tenant floor, all floor area measured from the inside surface of the inner glass or (with respect to the basements) exterior wall of the Building to the inside surface of the opposite outer wall excluding only the areas (“service areas”) within the outside walls on the particular floor used for building stairs, fire towers, elevator shafts, flues, vents, stacks, vertical pipe shafts and vertical ducts, but including any such service areas which are for the specific use of the particular tenant such as special stairs or elevators, plus a proportionate part of the areas (“extra areas”) used for building elevator, mechanical, electrical and plumbing room and the central plant serving the Building, the truck dock, fire control stations, and ground floor lobby, basement, and (ii) in the case of a floor to be occupied by more than one tenant, all floor areas within the demising walls (measured from the mid-point of the demising walls and in the case of exterior walls, measured as defined in (i) above), plus a proportionate part of areas (“common areas”) devoted to lobbies, corridors, elevator foyers, restrooms, electrical, telephone and mechanical rooms, janitor closets, vending areas and other similar facilities for the use of all tenants on the particular floor plus a proportionate part of the extra areas. The Lessee’s proportionate part of extra areas shall be based upon the ratio of the Lessee’s net rentable area (excluding “extra areas”) to the aggregate net rentable area (excluding “extra areas”) of the Building. The Lessee’s proportionate part of common areas shall be based upon the ratio of the Lessee’s net rentable area (excluding “common” and “extra areas”) to the aggregate net rentable area (excluding “common” and “extra areas”) on such floor. No deductions shall be made in determining net rentable areas for columns or projections necessary to the Building. The net rentable area in the Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be 2,330 square feet, whether the same shall be more or less as a result of variations resulting from actual construction and completion of the Premises for occupancy so long as such work is done substantially in accordance with the terms and provisions hereof.

3. Term. (a) Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, this lease shall continue in force for a term of thirty-six (36) full calendar months beginning on the later to occur of (i) November 1, 2003 or Substantial Completion (as defined in Schedule 1 hereto) of the Premises (the later such date being herein referred to as the “Commencement Date”) and ending thirty-six (36) full calendar months thereafter, it being the intention of the parties that, in the event the Commencement Date is not the first day of a month, the term of this lease shall include any partial calendar month after the Commencement Date and prior to the first full calendar month of the term hereof.

          (b) As more fully defined in Schedule 1 hereto, in the event the Premises should not be ready for occupancy by November 1, 2003 for any reason, Lessor shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, and the term of this lease shall commence at the time that the Premises are Substantially Complete (as defined in Schedule 1). Lessor and Lessee will, at the request of either, execute a declaration specifying the Commencement Date. No rental under this lease shall commence until the Commencement Date. The stated term in this lease shall commence on the Commencement Date and the expiration date of this lease shall be thirty-six (36) full calendar months after the Commencement Date and shall include any partial calendar month at the beginning of the term after the Commencement Date and prior to the first full calendar month of the term hereof (in the event the Commencement Date is not the first day of a month).

     4. Use. The Premises shall be used and occupied by Lessee (and its permitted assignees and sublessees) solely as general, administrative and executive offices (including such ancillary uses in connection therewith as shall be reasonably required by Lessee in the operation of its business); provided, that in no event shall any of the following be permitted in the Premises: (i) offices or agencies of a foreign government or political subdivisions thereof; (ii) offices of any governmental bureau or agency of the United States or any state or political subdivision thereof; (iii) personnel agencies; or (iv) customer service offices of any public utility company. The following uses shall not be permitted in the Premises except to the extent they are ancillary to an otherwise permitted use: (v) data processing activities; (vi) health care activities; (vii) schools or other training or educational uses; (viii) clerical support services; (ix) reservation centers for airlines or travel agencies; (x) retail or restaurant use; (xi) studios for radio, television of other media; or (xii) storage. The Premises shall not be used for any purpose which would, in Lessor’s reasonable opinion, lower the first-class character of the Building or any part thereof, create unreasonable or excessive elevator or floor loads, interfere with any of the operations of the Building or any part thereof or the proper and economic heating, air-conditioning, cleaning or other servicing of the Building or any part thereof or unreasonably interfere with the use of the other areas of the Building by any other lessees.

5. Base Rental. (a) Commencing on the Commencement Date, Lessee agrees to pay monthly rental (herein called “Base Rental”) as follows:

	ANNUAL RATE PER NET
PERIOD	RENTABLE SQUARE FOOT	MONTHLY RENT
The partial calendar month, if any, following	$17.50	$3,397.92 [prorated
the Commencement Date and prior to the first		for such partial
full calendar month of the term		calendar month]
Calendar Months 1 - 18	$17.50	$3,397.92
Calendar Months 19 - 36	$18.00	$3,495.00

          (b) The Lessee shall also pay, as additional rent, all such other sums of money as shall become due from and payable by Lessee to Lessor under this lease. The Lessor shall have the same remedies for default in the payment of additional rent as are available to Lessor in the case of a default in the payment of Base Rental. Such Base Rental together with any adjustment of rent provided for herein then in effect shall be due and payable in twelve (12) equal installments on the first day of each calendar month during the term of this lease and any extensions or renewals thereof, and Lessee hereby agrees to so pay such rent to Lessor at Lessor’s address as provided herein (or such other address as may be designated by Lessor from time to time) monthly in advance without demand. If the Commencement Date is a date other than the first day of a month or this lease terminates on other than the last day of a month, then the installments of Base Rental and any additional rent for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. A five percent (5%) late penalty per month shall be added to all past due installments of rent that are more than ten (10) days overdue.

6. Base Year. There is established under this lease a “Base Year,” which for these purposes is the calendar year 2004. In the event that the Actual Operating Expenses (hereinafter defined) of Lessor’s operation of the Project (hereinafter defined) during any calendar year, all or any portion of which is within the term hereof, after the Base Year shall differ from the Actual Operating Expenses of Lessor therefor during the Base Year, Lessee shall pay to Lessor a sum equal to Lessee’s Share (hereinafter defined) of the amount by which (a) the Actual Operating Expenses of Lessor for such subsequent calendar year exceed (b) the Actual Operating Expenses of Lessor for the Base Year (such excess, if any, being herein referred to as the “Actual Excess Operating Expenses” for each calendar year after the Base Year). Lessee’s Share of Actual Excess Operating Expenses shall be prorated for any partial calendar year during the term of this lease. If Actual Operating Expenses for any year, all or any portion of which is within the term hereof, after the Base Year are less than the Base Year’s Actual Operating Expenses, Lessee shall not be obligated for rental in excess of the

Base Rental stated in Section 5.

     7. Operating Expenses. (a) “Actual Operating Expenses,” as said term is used herein, shall consist of all operating expenses of the Project which shall be computed on the accrual basis and shall consist of all reasonable costs by Lessor to maintain all facilities in operation during any year and such additional facilities in subsequent years as may be determined by Lessor to be necessary or generally beneficial for the Project. All operating expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied. The term “Project” as used herein means and includes the Building, Garage, and the tract or tracts of land on which they are located. The term “operating expenses” as used herein shall mean all expenses, costs and disbursements (but not replacement of capital investment items except as specifically provided below nor specific costs especially billed to and paid by specific tenants) of every kind and nature which Lessor shall pay or become obligated to pay because of or in connection with the ownership, management and operation of the Project including but not limited to the following:

(1)	Wages and salaries and related expenses and benefits of all on-site and off-site employees engaged in the supervision, operation and maintenance, or access control, of the Project and personnel who may provide traffic control relating to ingress and egress to and from the Project to the adjacent public streets and the costs (based upon fair market rental rates) of a management office in the Project.

(2)	All supplies, tools, equipment and materials used in operation and maintenance of the Project.

(3)	Cost of all utilities for the Project including the cost of water and power, heating, lighting, air conditioning and ventilating for the Project (excluding those costs separately paid by specific tenants).

(4)	Cost of all maintenance and service agreements for the Project and the equipment therein, including, but not limited to, access control service, window cleaning, elevator maintenance, landscaping and janitorial services.

(5)	Cost of all insurance relating to the Project including, but not limited to, the cost of casualty and liability insurance, worker’s compensation, group and health insurance and rental abatement insurance applicable to the Project and Lessor’s personal property used in connection therewith.

(6)	All taxes and assessments and governmental charges with respect to the Project whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Premises or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project or its operation. It is agreed that Lessee shall be responsible for ad valorem taxes on its personal property and on the value of leasehold improvements to the extent that same exceed building standard allowances.

(7)	Cost of repairs and general maintenance of the Project (excluding repairs and general maintenance paid by proceeds of insurance or by Lessee or other third parties, and alterations attributable solely to preparation of space for occupancy by tenants of the Building other than Lessee).

(8)	Amortization (together with reasonable financing charges) of the cost of supplying and installation of capital investment items which are intended for the purpose of reducing operating costs, as long as a savings is realized or which may be required by governmental authority. All such costs shall be amortized over the reasonable life of the capital investment items with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Building. In the case of installations for the purpose of reducing operating costs, Lessor shall, upon request, provide a cost justification for its practicality.

(9)	Lessor’s central accounting costs and audit fees attributable to the Project.

(10)	The cost of payment and performance of the Lessor’s obligations with respect to all of the above expenses in connection with the bridge connecting the Project to the Garage and the driveways serving the Project.

(11)	A management cost recovery equal to any and all reasonable fees paid by Lessor for property management services to the Project but not to exceed four percent (4%) of the gross rent of the Project.

Notwithstanding the foregoing, “Actual Operating Expenses” shall not include any of the following exclusions:

(1)	Repairs or other work occasioned by fire, windstorm or other casualty of an insurable nature or by the exercise of the right of eminent domain;

(2)	Leasing commissions, attorney’s fees, costs and disbursement and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or other occupants;

(3)	Expenses incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant space;

(4)	Lessor’s costs of electricity and other services sold to tenants and for which Lessor is entitled to be reimbursed by tenants as an additional charge or rental over and above the basic rent payable under the lease with such tenant;

(5)	Except as otherwise provided herein, costs incurred by Lessor for alterations which are considered capital improvements and replacements under generally accepted accounting principles;

(6)	Expenses in connection with services or other benefits of a type which are not provided to Lessee but which are provided to another tenant or occupant;

(7)	Costs incurred due to violation by Lessor or any tenant of the terms and conditions of any lease;

(8)	Overhead and profit increment paid to subsidiaries or affiliates of Lessor for services on or to the real property, to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate;

(9)	Interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease;

(10)	Lessor’s general partnership overhead;

(11)	Any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Lessor;

(12)	All items and services for which Lessee reimburses Lessor or pays third persons;

(13)	Advertising and promotional expenditures;

(14)	Any costs, fines or penalties incurred due to violations by Lessor of any governmental rule or authority.

(15)	The cost of correcting defects in the structure of the Building or Premises;

(16)	Salaries of officers and executives of Lessor above the grade of Building Manager;

(17)	The cost of any work or service performed for any facility other than the Building, the Garage, the land or the Premises;

(18)	The cost of any items for which Lessor is reimbursed by insurance or otherwise to the extent such reimbursement;

(19)	All penalties, interest, fines, legal fees and related expenses incurred due to Lessor’s failure or delay in compliance with its obligations or applicable laws, regulations, ordinances and the like;

     (b) “Forecast Operating Expenses,” as that term is used herein, shall mean the Actual Operating Expenses as reasonably projected by Lessor for any calendar year after the Base Year. “Lessee’s Share,” as that term is used herein, shall mean a fraction, the numerator of which is the number of net rentable square feet in the Premises and the denominator of which is the greater of 95% of the net rentable area in the Building or the total net rentable area leased to and occupied by tenants of the Building. For each calendar year, all or any portion of which is within the term hereof, after the Base Year, a statement of the projected amount of the Forecast Operating Expenses shall be furnished by Lessor to Lessee no less than thirty (30) days prior to the beginning of said calendar year. Concurrently with each installment payment of Base Rental, Lessee shall pay to Lessor one-twelfth (1/12th) of Lessee’s Share of a sum equal to the amount by which the Forecast Operating Expenses for each calendar year, all or any portion of which is within the term hereof, exceed the Actual Operating Expenses for the Base Year (such excess being herein referred to as the “Forecast Excess Operating Expenses”).

     (c) If Lessee’s Share of Actual Excess Operating Expenses for any calendar year, all or any portion of which is within the term hereof, after Base Year is greater than payments theretofore made by Lessee on account of Lessee’s Share of Forecast Excess Operating Expenses, Lessee shall pay to Lessor within thirty (30) days after Lessee’s receipt of the annual statements referred to in (e) below the amount of such excess. However, if Lessee’s Share of Actual Excess Operating Expenses for such calendar year is less than payments theretofore made by Lessee on account of Lessee’s Share of Forecast Excess Operating Expenses, Lessor shall pay to Lessee within thirty (30) days after Lessee’s receipt of such statement the amount of such difference.

     (d) Any sums payable by Lessee under this Section 7 shall be deemed additional rent.

     (e) Within one hundred fifty (150) days (or as soon thereafter as reasonably practicable) after the expiration of a calendar year all or any portion of which is within the term hereof, Lessor shall deliver to Lessee a written statement itemized in reasonable detail and certified to by Lessor, showing Actual Operating Expenses for the calendar year in question and a statement of Lessee’s Share of Actual Excess Operating Expenses.

     (f) Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Building is not fully occupied during any year or in the event all of the Building is not provided with building standard services during any year, an adjustment (the “Operating Expense Adjustment”) shall be made in computing the Actual Operating Expenses for such year so that the Actual Operating Expenses shall be computed for such year as though the building had been ninety five percent (95%) occupied during such year.

     (g) Lessee at its expense shall have the right at any reasonable time within 24 months after the end of a calendar year to audit Lessor’s books and records relating to operating expenses for any calendar year or at Lessor’s sole discretion, Lessor will provide such audit prepared by a certified public accountant.

     8. Security Deposit. Lessee hereby agrees to pay Lessor a security deposit of Three Thousand Three Hundred Ninety Seven and 92/100 dollars ($3,397.92) payable on the date this lease is executed by Lessee. Upon the occurrence of any event of default by Lessee, Lessor may, from time to time, without prejudice to any other remedy, use the security deposit paid to Lessor by Lessee as herein provided to the extent necessary to make good any arrears of rent or any additional rent, or any other damage, injury, expense or liability caused to Lessor by such event of default, any remaining balance of such security deposit to be returned by Lessor to Lessee within a reasonable period of time after the termination of this lease. However, the security deposit shall not be considered an advance payment of rental or a measure of Lessor’s damages in case of default by Lessee.

     9. Utilities. Lessor agrees to use reasonable efforts to cause public utilities to furnish the electricity, gas and water utilized in operating any and all facilities serving the Premises.

     10. Water; HVAC; Maintenance; Lighting; Cleaning; Electricity; Elevator Service; Building Directory. Lessor agrees to furnish (the cost of which is part of operating expenses of the Project) Lessee while occupying the Premises:

          (a) Hot and cold water at those points of supply provided for general use of other lessees in the Building; central heat and air conditioning in season, at such temperatures and in such amounts as are considered by Lessor to be standard in comparable buildings in the West Loop Galleria submarket, but such service at times during week days other than normal business hours for the Building, on Saturday afternoons, Sundays and holidays to be furnished only upon the request of Lessee, who shall bear the entire cost thereof; routine maintenance and electric lighting service for all extra areas, service areas, and common areas of the Building in the manner and to the extent deemed by Lessor to be standard. For the purposes of this lease, normal business hours are defined as 7:00 AM to 6:00 PM Monday through Friday and from 8:00 AM to 1:00 PM on Saturday. Holidays are as follows: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. In the event a holiday falls on a Saturday or Sunday, the Building Holiday shall be the nationally recognized day either preceding or following such holiday.

Lessor shall provide the following minimum standards for air conditioning and heating (“Building Standard HVAC”):

When outdoor conditions are as follows:
Summer:	96 degrees F. Dry Bulb
80 degrees F. Wet Bulb
Winter:	28 degrees F. Dry Bulb

Conditions in the Building shall be at least as follows:
Summer:	Maximum - 76 degrees F. Dry Bulb
Minimum - 72 degrees F. Dry Bulb
50% Relative Humidity
Winter:	Maximum - 76 degrees F. Dry Bulb
Minimum - 72 degrees F. Dry Bulb

          (b) Janitor services on a five (5) day week basis in accordance with the specifications attached hereto as Exhibit “C”; provided, however, if any of Lessee’s floor coverings or other improvements are other than building standard, Lessee shall pay the additional cleaning cost attributable thereto plus fifteen percent (15%) for management cost recovery as additional rent. Lessee shall pay said additional rent upon presentation of a statement therefor by Lessor, and Lessee’s failure to pay shall constitute default hereunder.

          (c) Electrical facilities to furnish sufficient power for standard office equipment and other machines of similar low electrical consumption; (total electrical power requirement not to exceed 4 watt per square foot of net rentable area; but not including electricity required for duplicating and electronic data processing equipment, special lighting in excess of building standard, and any other item of electrical equipment, or that requires a voltage other than 120 volts single phase and provided that if the installation or operation of said electrical equipment requires additional air conditioning capacity above that provided by the building standard system, then the additional air conditioning installation and operating costs will be the obligation of Lessee).

          (d) All building standard fluorescent bulb (and ballast) replacement in all areas and all incandescent bulb replacement in public areas, toilet and rest room areas and stairwells.

          (e) Non-exclusive elevator service to the Premises during normal business hours; and at least one elevator serving the Premises available for use at all times.

          To the extent that the services described above require electricity, gas or water supplied by public utilities, Lessor’ obligations shall require only that Lessor use reasonable efforts to cause the utilities to furnish the same and shall be subject to any curtailment of utilities supplied. Failure by Lessor to any extent to furnish the foregoing defined services, or any cessation thereof, shall not render Lessor liable in any respect for damages to either person or property, nor be construed as an eviction of Lessee, nor work an abatement of rent, nor relieve Lessee from fulfillment of any covenant or agreement hereof. Additionally, should any of the equipment or machinery used in connection with the Project break down, or for any cause cease to function properly, Lessee shall have no claim for rebate or abatement of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom.

     11. Keys and Locks. Lessor agrees to furnish, at Lessor’s cost, up to seven (7) keys for each corridor door entering the Premises and up to seven (7) electronic Building access cards. Additional keys and access cards will be furnished at a reasonable charge by Lessor on an order signed by Lessee or Lessee’s authorized representative. All such keys shall remain the property of Lessor. No additional locks shall be allowed on any door of the Premises without Lessor’s permission, and Lessee shall not make, or permit to be made any duplicate keys, except those furnished by Lessor. Upon termination of this Lease, Lessee shall surrender to Lessor all keys of the Premises, and give Lessor the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Premises.

     12. Graphics. Lessor agrees to provide and install, at Lessor’s cost, Building Standard all letters or numerals at the entrance to the Premises. Lessor also agrees to provide and install, at Lessor’s expense, a listing of Lessee’s name and office number on the Building Directory Board. No signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or which may be visible from outside the Premises unless approved in writing by Lessor.

     13. Peaceful Enjoyment. Lessor covenants that Lessee shall, and may peacefully have, hold and enjoy the Premises, subject to the other terms hereof, provided that Lessee pays the rental and other sums herein recited to be paid by Lessee and performs all of Lessee’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Lessor contained in this lease shall be binding upon Lessor and its successors only with respect to breaches occurring during its and their respective ownership’s of the Lessor’s interest hereunder.

     14. Repairs by Lessor. Unless otherwise stipulated herein, Lessor shall not be required to make any improvements to or repairs of any kind or character on the Premises during the term of this lease, except such repairs as may be deemed necessary by Lessor for normal maintenance operations. The obligation of Lessor to maintain and repair the Premises shall be limited to building standard items. Special leasehold improvements shall, at Lessee’s written request, be maintained by Lessor at Lessee’s expense, at a cost or charge equal to the costs incurred in such maintenance plus an additional charge to cover overhead, not to exceed fifteen percent (15%).

     15. Payments By Lessee. Lessee agrees to pay all rent and sums provided to be paid to Lessor hereunder at the times and in the manner herein provided.

     16. Repairs By Lessee. Subject to Section 43, hereof, at its own cost and expense, Lessee agrees to repair or replace any damage or injury done to the Building, or any part thereof, caused by Lessee or Lessee’s agents, contractors, employees, invitees, or visitors, provided, however, if Lessee fails to make such repairs or replacement promptly, Lessor may, at its option, make repairs or replacements, and Lessee shall repay the cost thereof to the Lessor on demand, subject to Section 43.

     17. Care of the Premises. Lessee agrees to not commit or allow any waste or damage to be committed on any portion of the Premises and at the termination of this lease, by lapse of time or otherwise, to deliver up said Premises to Lessor in as good condition as at date of possession by Lessee, ordinary wear and tear excepted, and upon such termination of this lease, Lessor shall have the right to re-enter and resume possession of the Premises.

     18. Assignment Or Sublease. In the event Lessee should desire to assign this lease or sublet the Premises or any part thereof, Lessee agrees to give Lessor written notice of such desire (and the proposed effective date thereof) at least thirty (30) days in advance of the date on which Lessee desires to make such assignment or sublease. Lessor shall then have a period of fifteen (15) days following receipt of such notice within which to notify Lessee in writing that Lessor elects either (i) to terminate this lease as to the space so affected as of the date so specified by Lessee in which event Lessee will be relieved of all further obligation hereunder as to such space, or (ii) to permit Lessee to assign this lease or sublet such space, subject, however, to written approval of the proposed assignee or sublessee by Lessor, and further subject to the requirement that Lessee enter into written agreements with Lessor, and with Assignee or Sublessee, that any profit realized by Lessee as a result of such assignment or sublease (meaning the consideration agreed upon between Lessee and Assignee or the difference between the rental rate agreed upon between Lessee and Sublessee and the rent then required to be paid under this lease multiplied by the number of months in the term of the sublease, shall, to the extent such profit is immediate, be due and payable by Lessee to Lessor upon the execution of an assignment or sublease, and, to the extent such profit is deferred, be payable to Lessor by Assignee or Sublessee as it accrues. , or (iii) to refuse to consent to Lessee’s assignment of this lease or sublease of such space and to continue this lease in full force and effect as to the entire Premises. If Lessor should fail to notify Lessee in writing of such election within the stated fifteen (15) day period, Lessor shall be deemed to have elected option (iii) above. No consent by Lessor to any assignment or sublease shall be deemed to be consent to a use not permitted under this lease, to any act in violation of this lease, or to any other or subsequent assignment or sublease, and no assignment or sublease by Lessee shall relieve Lessee of any obligation under this lease. Any attempted assignment or sublease by Lessee in violation of the terms and covenants of Section 18 shall be void. For the purposes of this Lease, where Lessor’s consent is required, Lessor will not unreasonably withhold or delay such consent

     19. Use, Alterations, Addition, Improvements. Lessee agrees that it shall not permit the Premises to be used for any purpose other than that stated in the use clause hereof, or make or allow to be made any alterations or physical additions in or to the Premises, or place signs on the Premises which are visible from outside the Premises, or place safes, vaults or other heavy furniture or equipment within the Premises, without first obtaining the written consent of Lessor. Any and all such alterations, physical additions, or improvements, when made to the Premises by Lessee, shall at once become the property of Lessor and shall be surrendered to Lessor upon termination of this lease by lapse of time or otherwise; provided, however, this clause shall not apply to movable equipment, trade fixtures or furniture owned by Lessee. Lessee agrees specifically that no food, soft drink or other vending machine or cooking equipment (except microwave, refrigerator and coffee maker) will be installed within the Premises without the written consent of Lessor.

     20. Legal Use And Violations Of Insurance Coverage. Lessee agrees to not occupy or use, or permit any portion of the Premises to be occupied or used for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, or permit anything to be done which would in any way increase the rate of fire or liability or any other insurance coverage on the Building and/or its contents, including but not limited to the use, storage, disposal or transportation of hazardous materials other than drinking cups, office supplies and similar substances commonly found in commercial office buildings in quantities or concentrations that do not violate any legal requirement.

     21. Laws, Regulations And Rules Of The Building. Lessee covenants to comply with all laws, ordinances, rules and regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof) relating to the use, condition or occupancy of the Premises. Lessee will comply with the rules adopted and altered by Lessor from time to time for the safety, care and cleanliness of the Premises and Building and Project and for preservation of good order therein, all of which will be sent by Lessor to Lessee in writing and shall be thereafter carried out and observed by Lessee.

     22. Entry For Repair And Inspection. Lessee agrees to permit Lessor or its agents or representatives to enter into and upon any part of the Premises at all reasonable hours to inspect the same, clean or make repairs, alterations or additions to the Project, as Lessor may deem necessary or desirable upon verbal notification. In connection with any repairs, maintenance, improvements or alterations, in or about the Project, Lessor may erect scaffolding and other structures reasonably required, and during such operations may enter upon the Premises and take into and upon or through the Premises, all materials required to make such repairs, maintenance, alterations or improvements, and may close public entry ways, other public areas, restrooms, stairways or corridors, and Lessee shall not be entitled to any abatement or reduction of rent by reason thereof.

     23. Nuisance. Lessee agrees to conduct its business and control its agents, employees, invitees, and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Lessor in its operation of the Building.

     24. Subordination To Mortgage. Lessor covenants and agrees with Lessee that (a) This Lease is subject and subordinate to each mortgage (an “Underlying Mortgage”) and each underlying financing or ground lease (an “Underlying Lease”) which may now or subsequently affect Lessor’s interest in the Building. In the event of the enforcement by the holder of any Underlying Mortgage of the remedies provided for by law or by such Underlying Mortgage, or in the event of the termination of an Underlying lease, Lessee shall, upon request of any person succeeding to the interest of such holder or upon the request of the lessor under such Underlying Lease, automatically become the lessee of such successor in interest or such lessor, as the case may be, without change in the terms or provisions of this Lease; provided, that neither such successor in interest nor such lessor shall be (i) bound by any payment of the Base Rent or Lessee’s Proportionate Share for more than one month in advance except prepayment in the nature of security for the performance by Lessee of its obligations under this lease; (ii) bound by any amendment or modification of this lease made without the consent of such successor in interest or such lessor; or (iii) liable for any act or omission of a prior lessor under this lease.

          (b) Anything in Section 24(a) to the contrary notwithstanding, the subordination of this lease to any future Underlying Mortgage or Underlying Lease shall be conditioned upon the holder of each Underlying Lease and Underlying Mortgage executing an agreement providing that upon the holder of same succeeding to Lessor’s interest because of a default by Lessor, the holder shall not terminate this lease so long as Lessee shall comply with its obligations hereunder, subject to the conditions specified in Section 24(a)(i) - (iii) above.

     25. Estoppel Certificate. Within ten (10) business days after request therefor by Lessor, Lessee shall:

          (a) execute estoppel certificates addressed to (i) any mortgagee or prospective mortgagee of Lessor, (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Building, or (iii) any investor in the Building, certifying to the best of Lessee’s knowledge (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying such modifications and certifying that the Lease, as modified, is in full force and effect); (ii) the dates to which the Base Rental has been paid; (iii) that the Lessor is not in default under any provision of this Lease (or if Lessor is in default, specifying each such default); (iv) the address to which notices to Lessee shall be sent; and (v) other matters as such mortgagee(s), purchaser(s) or investor may reasonably require; provided, however, in no event shall Lessee be required to execute any such estoppel certificate which effects an amendment to any of the terms or provisions of this lease; and

          (b) deliver to Lessor such information regarding the net worth and financial condition of Lessee as Lessor may reasonably request in connection with such mortgage, sale or investments.

     26. Leasehold Improvements. (a) Lessee shall comply with the provisions of Schedule 2 attached hereto entitled “Construction of Initial Leasehold Improvements.” Lessor shall be responsible only for the costs and expenses described in Schedule 3 and only to the extent that they do not exceed the respective allowances indicated in Schedule 3. All installations in excess thereof shall be for Lessee’s account, and Lessee shall pay, as additional rent hereunder, to Lessor an amount equal to Lessor’s actual cost therefor, including associated architectural and engineering fees, if any, plus a management cost recovery fee of ten percent (10%) to cover overhead within ten (10) days after being invoiced therefor. Additionally, Lessee shall pay all ad valorem taxes and increased insurance premiums that are payable on account of any of the leasehold improvements that are in addition to those items (or the quantities thereof) described on Schedule 3 hereto. Failure by Lessee to pay any sums described in Section 26(a) or the Schedules hereto in full within ten (10) days after its receipt of an invoice therefor will constitute failure to pay rent when due and an event of default by Lessee hereunder, giving rise to all remedies available to Lessor under this lease and at law for nonpayment of rent. Lessee shall deliver to Lessor a copy of the “as-built” plans and specifications made in or to the Premises. It is stipulated that time is of the essence in connection with Lessee’s compliance with the terms of Schedule 2.

          (b) Lessee shall not be deemed to be the agent or representative of Lessor in making any such alterations, physical additions or improvements to the Premises, and shall have no right, power or authority to encumber any interest in the Project in connection therewith other than Lessee’s leasehold estate under this Lease. However, should any mechanics’ or other liens be filed against any portion of the Project or any interest therein (other than Lessee’s leasehold estate hereunder) by reason of Lessee’s acts or omissions or because of a claim against Lessee or its contractors, Lessee shall cause the same to be cancelled or discharged of record by bond or otherwise within ten (10) days after notice by Lessor. If Lessee shall fail to cancel or discharge said lien or liens, within said ten (10) day period, which failure shall be deemed to be a default hereunder, Lessor may, at its sole option and in addition to any other remedy of Lessor hereunder, cancel or discharge the same and upon Lessor’s demand, Lessee shall promptly reimburse Lessor for all costs incurred in canceling or discharging such lien or liens.

     27. Limitation Of Lessor’s Personal Liability. Lessee specifically agrees to look solely to Lessor’s interest in the Project for the recovery of any judgment from Lessor, it being agreed that Lessor (and its partners and shareholders) shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Lessee might otherwise have to obtain injunctive relief against Lessor or Lessor’s successors in interest, or any other action not involving the personal liability of Lessor to respond in monetary damages or from assets of Lessor or any partner of Lessor other than Lessor’s interest in the Project or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under insurance policies maintained by Lessor.

     28. Parking. (a) Lessee shall, at all times during the term of this lease agreement, have parking rights, but not the obligation for up to six (6) unreserved parking spaces in the parking garage below the Building and one (1) reserved parking space in the parking garage below the Building (the “Garage”). No specific spaces in the Garage are to be assigned to Lessee, except the one (1) reserved space, but Lessor will issue to Lessee the aforesaid number of parking stickers, each of which will authorize parking in the Garage of a vehicle on which the sticker is displayed, or

Lessor will provide a reasonable alternative means of identifying and controlling vehicles authorized to park in the Garage. Lessor may designate the area or areas of the Garage within which each such vehicle may be parked, and Lessor may change such designations from time to time. Lessor may make, modify and enforce rules and regulations relating to the parking of vehicles in the Garage, and Lessee will abide by and cause its agents, employees and invitees to comply with such rules and regulations. Lessor may provide parking for visitors to the Building in an area designated by Lessor and in a capacity determined by Lessor to be appropriate for the Building. Lessor reserves the right to charge and collect a fee for parking in the visitor parking area in an amount determined by Lessor to be appropriate. Lessor, at its sole discretion, may change the designated area for the visitor parking and the fee to be charged for its use.

          (b) As the Basic Parking Charge, Lessee covenants and agrees to pay Lessor during the initial term of this Lease, as additional rental hereunder, $45.00 for each unreserved parking space and $75.00 for each reserved parking space leased hereunder, such sum to be payable monthly in advance on the first day of each and every calendar month during the lease term, and a pro rata portion of such sum shall be payable for the first partial calendar month of the term of this lease in the event the lease term commences on a date other than the first day of a calendar month. Lessee’s obligation to pay the Basic Parking Charge shall be considered an obligation to pay rent for all purposes hereunder and shall be secured in like manner as is Lessee’s obligation to pay rent. Default in payment of such Basic Parking Charge (after notice as hereinafter provided) shall be deemed a default in payment of rent. All parking charges are subject to applicable sales tax. Notwithstanding the foregoing provisions of this Section 28(b) to the contrary, Lessor agrees that the Basic Parking Charge (and all sales taxes applicable thereto) for up to six (6) unreserved and one (1) reserved parking spaces will be abated beginning on the Commencement Date and continuing for the next thirty-six (36) full calendar months thereafter, including the partial calendar month, if any, after the Commencement Date and prior to the first full calendar month of the term hereof (in the event the Commencement Date is not the first day of a month).

     29. Condemnation. Lessor and Lessee mutually covenant and agree that if the Premises is taken or condemned for any public purpose to such an extent as to render the Premises untenantable, this lease shall, at the option of either party, forthwith cease and terminate. All proceeds from any taking or condemnation of the Premises shall belong to and be paid to Lessor.

     30. Damages From Certain Causes. Lessor and Lessee mutually covenant and agree that Lessor and Lessee shall not be liable or responsible to either party for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or any cause beyond either party’s reasonable control, or for any damage or inconvenience which may arise through repair or alteration of any part of the Project, or failure to make any such repairs.

     31. Lien For Rent. In consideration of the mutual benefits arising under this Lease, Lessee hereby grants to Lessor a lien and security interest on all property of Lessee now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Lessor for payment of all rent and other sums agreed to be paid by Lessee herein. The provisions of Section 31 relating to said lien and security interest shall constitute a security agreement under the Uniform Commercial Code so that Lessor shall have and may enforce a security interest on all property of Lessee now or hereafter placed in or on the Premises, including but not limited to all fixtures, machinery, equipment, furnishings and other articles of personal property now or hereafter placed in or upon the Premises by Lessee excluding the inventory of Lessee’s merchandise. Lessee agrees to execute as debtor such financing statement or statements as Lessor may now or hereafter reasonably request in order that such security interest or interests may be protected pursuant to said Code. Lessor may at its election at any time file a copy of this lease as a financing statement. Lessor, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under said Code in addition to and cumulative of the Lessor’s liens and rights provided by law or by the other terms and provisions of this lease.

     32. Lessor’s Right To Relet. In the event of default by Lessee in any of the terms or covenants of this lease or in the event the Premises are abandoned (and Lessee failed to pay rent therefore) or vacated for thirty (30) consecutive days by Lessee, Lessor and Lessee mutually covenant and agree that Lessor shall have the right, but not the obligation, to relet same for the remainder of the term provided for herein, and if the rent received through reletting does not at least equal the rent provided for herein, Lessee shall pay and satisfy the deficiency between the amount of the rent so provided for and that received through reletting, including, but not limited to, the cost of reletting and related commissions, renovating, altering and decorating for a new occupant. Nothing herein shall be construed as in any way denying Lessor the right, in the event of abandonment of the Premises or other breach of this lease by Lessee, to treat the same as an entire breach and at Lessor’s option to terminate this Lease and/or immediately seek recovery for the entire breach of this Lease and any and all damages which Lessor suffers thereby.

     33. Holding Over. In the event of holding over by Lessee after expiration or termination of this Lease without the written consent of Lessor, Lessor and Lessee mutually covenant and agree that Lessee shall pay as liquidated damages one hundred fifty percent (150%) of the then existing base rental and additional rental. No holding over by Lessee after the term of this lease shall be construed to extend the Lease; in the event of any unauthorized holding over, Lessee shall indemnify Lessor against all claims for damages by any other tenant to whom Lessor may have leased all or any part of the Premises effective upon the termination of this lease. Any holding over with the consent of Lessor in writing shall thereafter constitute this Lease a lease from month to month.

     34. Fire Clause. In the event of a fire in the Premises, Lessor and Lessee mutually covenant and agree that Lessee shall immediately give notice thereof to Lessor. If the Premises, through no gross negligence of Lessee, its agents, employees, invitees or visitors, shall be partially or entirely destroyed by fire or other casualty so as to render the Premises untenantable, the rental provided for herein shall abate thereafter until such time as the Premises are made tenantable as determined by Lessor (but in no event shall Lessor’s obligation exceed Building Standard Improvements). In the event of the destruction of the Premises through no gross negligence of Lessee, its agents, employees, invitees or visitors, or if from any cause the same shall be so damaged that Lessor shall decide not to rebuild, then Lessor or Lessee may terminate this Lease and all rent owed up to the time of such damage, destruction or termination shall be paid by Lessee and thenceforth this Lease shall cease and come to an end.

     35. Attorneys Fees. In any action or proceeding brought by Lessor or Lessee regarding the performance of any of the terms, covenants, agreements or conditions contained in this Lease, Lessor and Lessee mutually covenant and agree that the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees, investigations costs and court costs.

     36. Amendments. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto.

     37. Assignment By Lessor. Lessor shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Sections 13 and 27 hereof) no further liability or obligation shall thereafter accrue against Lessor hereunder or under any agreement relating to this lease.

     38. Default By Lessee. If default shall be made in the payment of any sum to be paid by Lessee under this Lease, and default shall continue for ten (10) days, or default shall be made in the performance of any of the other covenants or conditions which Lessee is required to observe and to perform, and such default shall continue for twenty (20) days, or if the interest of Lessee under this Lease shall be levied on under execution or other legal process, or if any petition shall be filed by or against Lessee to declare Lessee a bankrupt or to delay, reduce or modify Lessee’s debt or obligations, or if any petition shall be filed or other action taken to reorganize or modify Lessee’s capital structure if Lessee be a corporation or other entity, or if Lessee be declared insolvent according to law, or if any assignment of Lessee’s property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Lessee or its property, or if Lessee shall abandon or vacate the Premises during the term of this lease or any renewals or extensions thereof, or if Lessee is a corporation and Lessee shall cease to exist as a corporation in good standing under the laws of the State of Texas or if Lessee is a partnership or other entity and shall be dissolved or otherwise liquidated, then Lessor may treat the occurrence of any one or more of the foregoing events as a breach of this lease (provided that no such levy, execution, legal process or petition filed against Lessee shall constitute a breach of this Lease if Lessee shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation, service or filing) and thereupon, at Lessor’s option, may have any one or more of the following described remedies in addition to all other rights and remedies available at law or in equity:

     (a) Lessor may terminate this Lease and forthwith repossess the Premises and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the reasonable cost of recovering the Premises, (ii) the unpaid rent earned at the time of termination, plus interest thereon at the maximum non-usurious rate per annum from the due date, (iii) the balance of the rent for the remainder of the term less the fair market rental value of the Premises for said period and (iv) any other sum of money and damages owed by Lessee to Lessor.

     (b) Lessor may terminate Lessee’s right of possession (but not the lease) and may repossess the Premises by forcible entry or detainer suit or otherwise, without demand or notice of any kind to Lessee and without terminating this lease, in which event Lessor may, but shall be under no obligation to do so, relet the same for the account of Lessee for such rent and upon such terms as shall be satisfactory to Lessor. For the purpose of such reletting Lessor is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, and (i) if Lessor shall fail or refuse to relet the Premises, or (ii) if the same are relet and a sufficient sum shall not be realized from such reletting after paying the unpaid basic and additional rent due hereunder plus interest at the maximum non-usurious rate thereon, the cost of recovering possession, and all of the costs and expenses of such decorations, repairs, changes, alterations and additions and the expense of such reletting and of the collection of the rent accruing therefrom to satisfy the rent provided for in this lease to be paid, then Lessee shall pay to Lessor as damages a sum equal to the amount of the rental reserved in this lease for such period or periods, or if the Premises have been relet, the Lessee shall satisfy and pay any such deficiency upon demand therefor from time to time and Lessee agrees that Lessor may file suit to recover any sums falling due under the terms of Section 38(b) from time to time, and that no delivery to or recovery of any portion due Lessor hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Lessor, nor shall such reletting be construed as an election on the part of Lessor to terminate this lease unless a written notice of such intention be given to Lessee by Lessor. Notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for such previous breach.

     39. Non-Waiver. Failure of Lessor to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Lessor shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.

     40. Casualty Insurance. Lessor shall maintain fire and extended coverage insurance on the base building portion of the Building and on Building Standard Improvements within the Premises. Said insurance shall be maintained with an insurance company authorized to do business in Texas, in amounts desired by Lessor (but no less than 80% of the insurable value of the insurable portion of the Building (exclusive of foundations), including replacement cost endorsement) and at the expense of Lessor (which expense shall be an operating expense pursuant to Section 7(a)(5) of this lease) and payments for losses thereunder shall be made solely to Lessor and Lessor’s mortgagees. Lessee shall maintain, at its expense, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises and on all additions and leasehold improvements to the Premises which exceed Building Standard. If the annual premiums to be paid by Lessor shall exceed the standard rates because Lessee’s operations, contents of the Premises, or leasehold improvements with respect to the Premises beyond Building Standard, result in extra-hazardous exposure or increased costs, Lessee shall promptly pay the excess amount of the premium upon request by Lessor.

     41. Liability Insurance. Lessor shall, at its expense (which expense shall be an operating expense pursuant to Section 7(a)(5) of this lease), maintain a policy or policies of comprehensive general liability insurance with the premiums thereon fully paid on or before the due date, issued by and binding upon some solvent insurance company, such insurance to afford minimum protection (such insurance to inure to the benefit of Lessor only, and not to Lessee) of not less than $1,000,000 in respect of personal injury or death in respect of any one occurrence and of not less than $250,000 for property damage in any one occurrence.

             Lessor shall, at its expense (which expense shall be an operating expense pursuant to Section 7(a)(5) of this lease) maintain fire and extended coverage insurance on the Building and leasehold improvements in such amounts as the Lessor’s mortgagees may require. Such insurance shall be maintained at the expense of Lessor, and payments for losses thereunder shall be made solely to the Lessor or the mortgagees of Lessor, as their interests may appear. Lessee shall maintain, at its expense, fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Premises. If the annual premiums to be paid by Lessor shall exceed the standard rates because of Lessee’s operations, contents on the Premises, or leasehold improvements with respect to the Premises beyond Building Standard, or if same result in Extra-hazardous exposure or increased costs, Lessee shall promptly pay the excess amount of the premium upon request by Lessor.

     During the term of this Lease, Lessee shall, at its sole expense, carry insurance for the benefit of the parties hereof as follows:

(A)	Worker’s Compensation insurance providing coverage for statutory benefits in the state(s) where work is to be performed under this Lease and as may be required by local law in the operation area in which Lessee may become legally obligated to pay benefits.

(B)	Employers Liability insurance with limits of not less than $500,000 each Accident for Bodily Injury by Accident and $500,000 each employee and policy limit for Bodily Injury by Disease.

(C)	Commercial Automobile Liability insurance covering owned, hired and non-owned vehicles with limits of not less than $1,000,000 combined single limit each occurrence for bodily injury and property damage.

(D)	Commercial General Liability insurance with limits of not less than $1,000,000 each occurrence and $2,000,000 General Aggregate for Bodily Injury and Property Damage combined. Such insurance shall be written on an “occurrence” form and shall be endorsed to include the Premises.

(E)	Umbrella or Excess Liability insurance with limits of not less than $2,000,000 each occurrence and aggregate where applicable in excess of the coverages and limits of the liability of the policies set forth in Paragraphs (B), (C), and (D) above.

All of Lessee’s and any sublessee’s policies (except for Workers’ Compensation) shall be endorsed to:

(1)	Name Lessor, its subsidiaries, affiliates, partnerships, directors, officers, partners and employees as Additional Insureds, except this requirement shall not apply to Paragraph (A) above;

(2)	waive Underwriters’ rights of subrogation or recovery against Lessor, its subsidiaries, affiliates, partnerships, directors, officers, partners and employees;

(3)	provide thirty (30) days’ prior written notice of cancellation of or material change in coverage to Lessor, and;

(4)	stipulate that Lessee’s insurance will be primary to and non-contributory with any other insurance carried by Lessor.

             Losses not covered by Lessee’s insurance, including but not limited to deductibles, co-insurance penalties and defense costs, shall be borne by Lessee. All of Lessee’s insurance described above shall be placed with insurance companies satisfactory to Lessor. Certificates of Lessee’s insurance and proof of Lessee’s payment of premium shall be mailed to Owner within thirty (30) days of each renewal of such insurance. When requested by Lessor, Lessee shall furnish complete certified copies of all its policies to Lessor.

     42. Hold Harmless. Lessor shall not be liable to Lessee, or to Lessee’s agents, servants, employees, customers or invitees for any injury or damage to person or property caused by any act, omission or neglect of Lessee, its agents, servants, or employees, and Lessee agrees to indemnify and hold Lessor harmless from all liability and claims for any such damage or bodily injury. Lessee shall not be liable to Lessor, or to Lessor’s agents, servants, employees, customers or invitees for any damage to person or property caused by any act, omission or neglect of Lessor, its agents, servants or employees, and Lessor agrees to indemnify and hold Lessee harmless from all claims for such damage or injury.

     43. Waiver Of Subrogation Rights. Anything in this lease to the contrary notwithstanding, Lessor and Lessee each hereby waive any and all rights of recovery, claim, action or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, or any leasehold improvements thereto, or said Building of which the Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and extended coverage insurance policies referred to in Section 40 hereof, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees, and agrees that no insurer under such policies shall hold any right of subrogation against such other party.

     44. Name Of Building. Lessor may change the name of the Building at any time without notice to Lessee and Lessee shall not use the name of the Building for any purpose other than its mailing address.

     45. Notices. Any notice which may or shall be given under the terms of this Lease shall be in writing and shall be either delivered by hand, delivered by a commercially recognized express mail or messenger service, or sent by United States Mail, certified or registered, return receipt requested, postage prepaid, to the addresses noted for the respective. Such addresses may be changed from time to time by either party by giving written notice as provided herein. Notice shall be deemed given upon the date of delivery if by hand or messenger service (or attempted delivery if such delivery is unsuccessful), as evidenced by the records of the express mail or messenger service or the return receipt, as applicable.

     46. Relocation. Lessee agrees that Lessor may substitute for the Premises other premises (herein referred to as the “new premises”) in the Building provided: (i) the new premises shall be comparable, to the Premises in area and view; (ii) Lessor shall give Lessee at least sixty (60) days’ written notice before making such change, and the parties shall execute an amendment to the lease confirming the change and (iii) if Lessee shall already have taken possession of the Premises: (a) Lessor shall pay the direct, out-of-pocket, reasonable expenses of Lessee in moving from the Premises to the new Premises, and improving the new premises so that they are substantially similar to the Premises. In addition, Lessor shall pay costs incurred by Lessee as a result of the relocation, including without limitation costs incurred in changing addresses on stationery, business cards, directories, advertising and other such items. In the event the new premises exceeds the size of the Premises, Lessee shall only be obligated to pay the rent as it would have applied to the Premises.

     47. Survival. All of Lessee’s covenants and obligations contained in this Lease shall survive the expiration or earlier termination of this Lease. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Lessor’s rights and remedies at law or in equity available upon a breach by Lessee of this Lease.

     This lease shall be binding upon and inure to the benefit of the successors and assigns of Lessor, and shall be binding upon and inure to the benefit of Lessee, its successors, and, to the extent assignment may be approved by Lessor hereunder, Lessee’s assigns. The pronouns of any gender shall include the other genders, and either the singular of the plural shall include the other.

     All rights and remedies of Lessor under this lease shall be cumulative and none shall exclude any other rights or remedies allowed by law; and this lease is a Texas contract, and all of the terms hereof shall be construed according to the laws of the State of Texas.

     48. Real Estate Brokers. Lessee represents to Lessor that Lessee has not dealt with any broker in connection with this Lease, other than Tanglewood Property Management Company on behalf of Lessor and Strategis, L.L.P. on behalf of Lessee.

     49. Telecommunications. (a) Lessor reserves the right as promulgated by state and federal laws, rules and regulations to oversee and manage the telecommunication issues, equipment and cabling in the Building. Lessee will notify Lessor of any telecommunication needs, requirement and issues as required or deemed necessary by the Lessee. The Lessor will not unreasonably delay any request by the Lessee regarding any telecommunications issues or needs. The Lessor will not unreasonably deny or discriminate regarding entry to the Building by any telecommunications provider, but will seek a fair and reasonable agreement based on available space in the Building; health, safety and engineering issues and other issues that directly effect the Building and the Building’s tenants.

          (b) Lessor reserves the right now or in the future to install a minimum point of entry cable facility and a cable/fiber riser system within the Building and require all telecommunication providers to equally utilize this location or area depending on the space available and utilize the cable or fiber riser system as each telecommunications provider chronologically seeks to enter the Building. If the telecommunications providers currently have equipment and cabling in the Building riser when the Lessor institutes the Building cable facility, the Lessor will give that telecommunications provider(s) ninety (90) days written notice that the Lessor will be completing a new cable riser facility in the Building and that the telecommunications provider will be required to move to the minimum point of entry and connect to the Building’s cable riser system.

          (c) Lessee agrees to indemnify and hold the Lessor, Lessor’s partners, agents, employees and contractors harmless from all liabilities and damages regarding telecommunication services and issues as well as the telecommunications riser facility installed or present in the Building by any telecommunications company or provider.

          (d) Telecommunications will evolve and increase in need during the term of this Lease agreement. The Lessor will use best efforts to accommodate all reasonable needs and requirements of all tenants and all telecommunications providers.

     50. Fees for Lessee Requested Forms. During the term of this Lease, Lessee may request certain specific forms which may be necessary for the Lessor to prepare, review, consent or approve.

     The fees for such forms are as follows:

Form	Fee per occurrence
Subordination and Non-Disturbance Agreement	$600.00
Landlord’s Waiver & Consent	$600.00
Sub-Lease Agreement	$600.00
Miscellaneous Amendments (Lessee Name Change,	$600.00
Early Termination, or any document that does not create income for the Lessor)

     51. Lessee’s Vendors or Subcontractors. Lessee acknowledges that Lessor requires all vendors or subcontractors hired by Lessee to provide evidence of insurance coverage prior to commencing any service on the Premises.

     52. Renewal Option. (a) As long as Lessee is not in uncured default in the performance of its covenants under this lease of which Lessor has given Lessee written notice, Lessee is hereby granted the option to renew the term of this lease for one (1) additional period of three (3) years, the “Renewal Term” to commence at the expiration of the initial term of this lease. Lessee shall exercise its option to renew as follows: Lessee shall deliver written notice to Lessor no greater than 9 months but not less than six (6) months prior to the expiration of the term of this lease, that Lessee may exercise its renewal option. Within thirty (30) days of Lessor’s receipt of Lessee’s written notice, Lessor shall notify Lessee in writing of the Market Base Rental Rate (hereinafter defined) that Lessee shall pay during such renewal term. Within sixty (60) days after receipt of such written notice from Lessor, Lessee shall, if it elects, deliver written notice to Lessor of its election to exercise its renewal option hereunder. If Lessee does not respond within such sixty (60) day period, Lessee’s right to renew hereunder shall terminate. All terms of this lease shall apply to such renewal option, except (i) the Base Rental (hereinafter defined) during the Renewal Term shall be the then prevailing Market Base Rental Rate at the time Lessee exercises the respective renewal option, (ii) Lessee shall not have an option to renew this lease beyond the expiration of the Renewal Term, (iii) Lessee shall not have the right to assign its renewal rights to any sublessee or assignee of the Premises nor may a sublessee or assignee exercise such renewal right, and (iv) the leasehold improvements will be provided in their then existing condition (i.e. on an “as-is” basis) at the time the Renewal Term commences.

          (b) As used in this lease, the term “Market Base Rental Rate” shall mean the net effective rate per square foot of net rentable area at which a willing lessor and a willing lessee would agree to lease comparable space to that for which the Market Base Rental Rate is being determined in comparable office buildings in the West Loop/Galleria area of Houston, Texas, which rate shall take into account all relevant economic and non-economic factors, including but not limited to: the credit-worthiness, reputation and other qualities of such lessee, the quality and reputation of the management of the building in question, the amount of space being offered for lease, the location within the building of such offered space, whether the space being offered is a full floor or a portion of a multi-tenant floor, the quality and finish of the offered space as it then exists, the age and quality of such building, the lease term and renewal options, the scheduled or actual commencement date, add-on factors, basis for paying operating expenses, parking charges and market inducements, such as free rent, moving expenses, and architectural, construction and lease assumption allowances.

          (c) Whenever Lessee is to pay the Market Base Rental Rate for space under the terms of this lease, Lessee shall, in addition, pay its share of the Forecast Operating Expenses (hereinafter defined) utilizing the hereinafter defined procedures. The Base Year shall be the calendar year that the Market Base Rental Rate is determined for that calendar year.

     IN TESTIMONY WHEREOF, the parties hereto have executed this lease as of the date aforesaid.

LESSOR:		LESSEE:

FRANKLIN POST OAK, LTD.,		DEXTERITY SURGICAL, INC.,
a Texas limited partnership		a Delaware corporation

By:	A-Group Holdings, Inc.,
a Delaware corporation,
the sole general partner

By:	/s/ Louis B. Trenchard III	By:	/s/ Randall K. Boatright

Name:	Louis B. Trenchard III	Name:	Randall K. Boatright
Title:	President	Title:	Executive Vce President and
Chief Financial Officer

SCHEDULE 1
TERM - SUBSTANTIAL COMPLETION

     The term shall commence upon the later to occur of (i) Substantial Completion of the Premises or (ii) November 1, 2003 (the later of such dates being herein called the “Commencement Date”), and, except as otherwise provided herein or in any exhibit or addendum hereto, shall continue in full force for a period of thirty-six (36) full calendar months thereafter (the last day of the term of this lease being herein referred to as the “Term Expiration Date”). The term shall include any partial calendar month following and including the Commencement Date and prior to the first full calendar month of the term hereof (in the event the Commencement Date is not the first day of a month). The parties estimate that the Commencement Date will occur on or about November 1, 2003 (the “Scheduled Commencement Date”). If the Premises are not Substantially Complete by the Scheduled Commencement Date for any reason, Lessor shall not be liable for any claims, damages or liabilities in connection therewith or by reason thereof, but the Commencement Date shall be determined as provided above. The Term Expiration Date shall be determined as provided above to provide for the lease being effective for its full term of thirty-six (36) full calendar months. Lessor shall provide Lessee with as much notice as circumstances allow of the date when Lessor expects to achieve Substantial Completion, based upon the progress of the work. Should the Commencement Date be a date other than the Scheduled Commencement Date, either Lessor or Lessee, at the request of the other, shall execute a declaration specifying the Commencement Date.

     “Substantial Completion” shall mean (and the Premises shall be deemed “Substantially Complete”) when (i) installation of all leasehold improvements has occurred, (ii) Lessee has access to the elevator lobby on the floor where the Premises are located, and (iii) Building services are ready to be furnished to the Premises (or could be furnished to the Premises if all the leasehold improvements were completed). Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete “punchlist” or similar corrective work. The existence of construction work in other portions of the Building or the Project shall not affect the determination of the date of Substantial Completion of the Premises.

SCHEDULE 2

CONSTRUCTION OF INITIAL LEASEHOLD IMPROVEMENTS

Notwithstanding anything to the contrary, Lessee is leasing the Premises in an “as-is” condition with no modifications required by the Lessor, except Lessor shall modify at its sole cost and expense, the Premises according to the preliminary drawing attached hereto as Exhibit “A”.

Architectural services, etc., if needed, will be paid by the Lessor.

SCHEDULE 3
MONETARY MATTERS

Lessor shall be responsible for costs and expenses incurred in connection with Schedule 2 above only to the limits described therein. It is agreed and understood that minor changes may occur in developing the actual construction documents due to minor omissions or clarification. Lessor agrees that such minor changes will be done; however, Lessor is not obligated to perform or install any improvement that is a material change to the plan or has a material cost increase to the project. In addition, Lessor shall be responsible an asbestos survey and all associated architectural and engineering services.

Any written requests made by Lessee that is outside of the scope of work being provided by Lessor, and such request results in an increase in cost, then Lessee shall pay such additional cost within thirty (30) days of receipt of invoice and such shall be subject to the construction overhead fee according to Section 26 of the Lease.

EXHIBIT “B”

RULES AND REGULATIONS

1.	All tenants will refer all contractors’, representatives and installation technicians who are to perform any work within the Building to Lessor for Lessor’s supervision, approval and control before the performance of any such work. This provision shall apply to all work performed in the Building including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment, and any other physical portion of the Building. Lessee shall not mark, paint, drill into (except to hang office fixtures, pictures and photos), or in any way deface any part of the Building or the Leased Premises, except with the prior written consent of the Lessor, and as the Lessor may direct.

2.	The work of the janitorial or cleaning personnel shall be performed after 3:00 PM but before 5:00 PM, and such work may not be done at any time when the offices are vacant. The windows, doors, and fixtures may be cleaned at any time. Lessee shall provide adequate waste and rubbish receptacles, necessary to prevent unreasonable hardship to Lessor in discharging it’s obligations regarding cleaning services.

3.	Movement of furniture or office equipment in or out of the Building, or dispatch or receipt by Lessee of any heavy equipment, bulky material or merchandise which requires use of elevators or stairways, or movement through the Building’s service dock or lobby entrance shall be restricted to such hours as Lessor shall designate. All such movement shall be in a manner to be agreed upon between Lessee and Lessor in advance. Such prior arrangements shall be initiated by Lessee. The time, method, and routing of movement and limitations for safety or other concern which may prohibit any articles, equipment or other items from being brought into the Building shall be subject to Lessor’s discretion and control. Any hand trucks, carryalls, or similar appliances used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards, and such other safeguards as the Building shall require. Although Lessor or it’s personnel may participate in or assist in the supervision of such movement, Lessee assumes final responsibility for all risks as to damage to articles moved and injury to other persons or property engaged in such movement, including equipment, property and personnel of Lessor if damaged or injured as a result of acts in connection with carrying out this service for Lessee, from the time of entering the property to completion of work. Lessor shall not be liable for the acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed by Lessee.

4.	No sign, advertisement or notice shall be displayed, painted or affixed by Lessee, it’s agents, servants or employees, in or on any part of the outside or inside of the Building or Leased Premises without prior written consent of Lessor and then only of such color, size, character, style and material and in such places as shall be approved and designated by Lessor. Signs on doors and entrances to the Leased Premises shall be placed thereon by Lessor.

5.	Lessee shall not place, install or operate on the Leased Premises or in any part of the Building any engine, heating or air conditioning apparatus, stove, or machinery, or conduct mechanical operations, except that machinery used to the assembly of jewelry, or place or use in or about the Leased Premises any inflammable, explosive, hazardous or odorous solvents or materials without the prior written consent of Lessor. No portion of the Leased Premises shall at any time be used for cooking, sleeping, or lodging quarters, or manufacturing jewelry.

6.	Lessee shall not make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants.

7.	Lessor will not be responsible for any lost or stolen personal property or equipment from the Leased Premises or public areas, regardless of whether such loss occurs when the area is locked against entry or not, unless such loss is due to Lessor’s gross negligence.

8.	Lessee, or the employees, agents, servants, visitors or licensees of Lessee, shall not, at any time or place, leave or discard rubbish, paper, articles or objects of any kind whatsoever outside the doors of the Leased Premises or in the corridors or passageways of the Building or attached garage. No animals (except seeing-eye dogs), bicycles or vehicles of any description shall be brought into or kept in or about the Building.

9.	No additional lock or locks shall be placed by Lessee on any door in the Building unless written consent of Lessor shall have first been obtained. Additional keys required must be obtained from Lessor. A charge will be made for each additional key furnished. All keys shall be surrendered to Lessor upon termination of tenancy.

10.	None of the entries, passages, doors, hallways, or stairways in the Building shall be blocked or obstructed.

11.	Lessor shall have the right to determine and prescribe the weight and proper position of any unusually heavy equipment, including computers, safes, large files, etc., that are to be placed in the Building, and only those which in the exclusive judgement of the Lessor will not do damage to the floors, structure and/or elevators may be moved into the Building. Any damage caused by installing, moving or removing such aforementioned articles in the Building shall be paid for by Lessee.

12.	All Christmas and other decorations must be constructed of flame retardant materials. Natural Christmas trees, garland, etc. are not permitted in the Building due to their potential fire hazard.

13.	Lessee shall provide Lessor with a list of all personnel authorized to enter the Building after hours (6:00 p.m. to 6:00 a.m. Monday through Friday and 24 hours a day on weekends and holidays).

14.	Anyone entering or leaving the Building after hours must sign their name, company, suite number and time on the Building Register and show proper identification, if requested.

15.	After hours air conditioning/heating (6:00 p.m. through 7:00 a.m. Monday through Friday, 1:00 P.M. to 12:00 midnight Saturday, all day Sundays and holidays) must be requested in writing by noon of a regular work day prior to the day for which additional air conditioning is requested. Lessee shall be charged the prevailing hourly rate, which is $53.00/hour with a four (4) hour minimum.

16.	Any furniture or equipment removed from the Building after hours must be listed in the Building Register. Description and serial numbers should be included. Pass-out orders on Lessee’s stationery must be surrendered to the security officer in the lobby when any articles are being removed from the Building.

17.	All routine deliveries to a Lessee’s Leased Premises shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Management Office.

18.	Names to be placed on or removed from the directory board in the lobby of the Building should be furnished to the Property Manager in writing on Lessee’s letterhead. Lessee shall have use of the same percent of the directory board as Lessee’s Net Rentable Area is to the Total Net Rentable Area of the Building.

19.	Any additional services as are routinely provided to tenants, not required by the Lease to be performed by Lessor, which Lessee requests Lessor to perform, and which are performed by Lessor, shall be billed to Lessee at Lessor’s cost plus 15%.

20.	All doors leading from the public corridors to the Leased Premises are to be kept closed when not in use.

21.	Canvassing, soliciting or peddling in the Building is prohibited, and Lessee shall cooperate to prevent same.

22.	Lessee shall give immediate notice to the Management Office in case of accidents in the Leased Premises or in the Building or of defects therein or in any fixtures or equipment or of any known emergency in the Building.

23.	Lessee shall not use the Leased Premises or permit the Leased Premises to be used for photographic, multilith or multigraph reproduction, except in connection with it’s own business.

24.	The requirements of Lessee will be attended to only upon application at the Management Office. Employees of Lessor shall not perform any work or do anything outside of their regular duties, unless under special instructions from the Management Office.

25.	Lessee, or the employees, agents, servants, visitors, or licensees of Lessee, shall abide by the Rules and Regulations for the Garage.

26.	Smoking is NOT permitted in elevators, stairwells, hallways, restrooms or any common areas. Employees of non-smoking offices MUST exit the Building when smoking, and may smoke outside the Building only in designated smoking areas. Offices which permit smoking must install air cleaning equipment to prevent the smoke odors from entering other tenant offices or common areas of the Building.

27.	Firearms or weapons of any kind are not permitted in the building at any time.

Lessor reserves the right to rescind any of these Rules and Regulations of the Building, and to make such other, reasonable and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care, and cleanliness of the Building, the Leased Premises, and the attached garage, the operation thereof, the preservation of good order therein and the protection and comfort.

EXHIBIT “C”
JANITORIAL SPECIFICATIONS

Service to 5599 San Felipe will be performed Monday through Friday, five nights per week. Restroom supplies and plastic trash liners will be furnished by the Lessor. All other equipment and janitorial items will be supplied by Sanitors or other reputable cleaning contractor under contract to and paid by the Lessor. Service to be furnished shall include the following:

A.	Daily General Cleaning

1.	All carpeting will be vacuumed and spot cleaned.

2.	All trash receptacles will be emptied and bagged trash placed in the dumpster.

3.	Ashtrays and smoke stands will be emptied and dusted.

4.	All horizontal surfaces of desks, enclosures, and horizontal surfaces of all other furniture, files, woodwork, etc., shall be damp dusted with clean or treated cloth.

5.	All desk accessories will be dusted and returned to proper place.

6.	Drinking fountains will be cleaned and disinfected, and exposed metal shall be polished to a clear finish.

7.	All hard surfaces including doors, walls, floors, ceramic tile, etc., will be wiped or mopped clean where liquid and other foreign materials have been spilled on the surface.

8.	All interior doors and partition panels will be cleaned to remove smudge marks, fingerprints, and dust.

9.	All glass doors and glass panels including bright metal finishes and handrails will be cleaned, rubbed and polished.

10.	Blackboards, chalk trays, and erasers will be cleaned daily when the blackboard has been erased by the office occupant.

11.	Exterior porches and entry areas will be swept and mopped.

B.	Daily Restroom Cleaning

1.	All restroom fixtures to include sinks, toilet bowls, and urinals, will be scoured and disinfected and kept free of scale at all times. All bright metal accessories, including hardware on plumbing fixtures, partitions, and dispensing accessories shall be cleaned and polished.

2.	Sanitary napkin receptacles will be emptied, cleaned and disinfected. All other receptacles will be emptied and damp dusted on the inside.

3.	Soap, towel, and tissue dispensers will be filled nightly.

4.	All mirrors will be cleaned and polished clear.

5.	Restroom walls and partitions will be kept free of spots, smudges, and foreign matter.

6.	Restroom floors will be cleaned by mopping and rinsing with a disinfectant mopping solution.

C.	Elevator Service

1.	Carpet will be vacuumed daily, spot cleaned as necessary, and shampooed weekly.

2.	Exterior and interior doors and trim will be dusted and polished nightly.

3.	Cabs will be dusted nightly.

4.	Control and dispatch panels will be dusted and polished nightly.

5.	Elevator thresholds will be cleaned nightly.

D.	Floor Service

1.	Lobbies - Dust mop and damp mop nightly, scrub and refinish weekly.

2.	Office Areas - Dust mop and damp mop nightly, scrub and refinish monthly.

E.	Carpet Care

1.	Thorough nightly vacuuming.

2.	Correct spot removal.

3.	Antistatic electricity treatment as requested.